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                                                                    EXHIBIT 5.1




                                October 5, 2000



Nucentrix Broadband Networks, Inc.
230 Chisholm Place, Suite 200
Plano, Texas  75075

Ladies and Gentlemen:

         We have acted as counsel for Nucentrix Broadband Networks, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933 (the "Act") of 400,000 additional shares (as such number may be adjusted from time to time pursuant to the provisions of the Plan (defined below)) of common stock, par value $0.001 per share, of the Company (the "Shares") which may be offered from time to time under the Nucentrix Broadband Networks, Inc. First Amended and Restated 1999 Share Incentive Plan as amended by the First Amendment to the Nucentrix Broadband Networks, Inc. First Amended and Restated 1999 Share Incentive Plan (the "Plan").

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the registration statement on Form S-8 registering the Shares, (ii) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Restated Bylaws of the Company, (iv) minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company and the stockholders of the Company authorizing the amendment to the Plan, and (v) the Plan.

         We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons signing in a representative capacity were authorized to do so.

         Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued by the Company pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.

         This opinion is limited in all respects to the laws of the Delaware General Corporation Law and the federal laws of the United States of America. Please be advised that we are not licensed to practice law in the State of Delaware.




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         This opinion letter may be filed as an exhibit to the Registration
Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                                     Very truly yours,


                                                     /s/ VINSON & ELKINS, L.L.P.